Exhibit 10.1

ASSET PURCHASE AGREEMENT

Party A: Taizhou Taide Valve Co. Ltd.
Party B: Taizhou Wote Valve Co., Ltd.

Whereas Party B does not have an established market for its products and is about to cease operation, upon friendly consultation, Party B agrees to sell all of its tangible assets (in-kind assets) to Party A and coordinate with Party A for production and sales service, the parties hereby reach the following agreement:

1.	The parties have hired an evaluation agency to evaluate Party B’s current assets (net value).
2.	Based on the evaluation, Party A agrees to purchase Party B for a cash consideration of $3 million.
3.	Party B is responsible for its own credits, debts and liabilities.
4.	Party B shall unconditionally coordinate with Party A in connection with production, operation and employee placement.
5.	Party B shall unconditionally transfer all of its customers to Party A. Party B shall not engage in valve manufacturing for five years.
6.	Party B shall unconditionally coordinate with Party A to transfer its assets. Party A shall bear all related expenses.

This agreement is made in two counterparts with Party A and Party B each holding one copy.  Each counterpart has equal legal effect.

Party A: Taizhou Taide Valve Co., Ltd. /s/ legal representative February 15, 2009	Party B: Taizhou Wote Valve Co., Ltd. /s/ legal representative February 15, 2009